Exhibit 10.17
RESTATED
BENEFIT EQUALIZATION PLAN
OF
ZIMMER HOLDINGS, INC. AND ITS SUBSIDIARY OR
AFFILIATED CORPORATIONS PARTICIPATING IN THE
ZIMMER HOLDINGS, INC. RETIREMENT INCOME PLAN OR THE
ZIMMER PUERTO RICO RETIREMENT INCOME PLAN
(Restated as of January 1, 2009)
     This Restated Benefit Equalization Plan of Zimmer Holdings, Inc. and its Subsidiary or Affiliated Corporations Participating in the Zimmer Holdings, Inc. Retirement Income Plan or the Zimmer Puerto Rico Retirement Income Plan (the “Plan”) is hereby adopted by Zimmer Holdings, Inc. (the “Company”), effective as of January 1, 2009.
I. Purpose of the Plan
     The purpose of this Plan is to provide benefits for certain participants in the Zimmer Holdings, Inc. Retirement Income Plan (the “Retirement Income Plan”) or the Zimmer Puerto Rico Retirement Income Plan (the “Puerto Rico Plan”) (referred to herein collectively as the “Retirement Plans”) whose funded benefits under the Retirement Plans are or will be limited by application of the Internal Revenue Code of 1986, as amended (the “Code”). The Plan is intended to be an “excess benefit plan” as that term is defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to those participants whose benefits under the Retirement Plans have been limited by Section 415 of the Code, and a “top hat” plan meeting the requirements of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA with respect to those participants whose benefits under the Retirement Plans have been limited by Section 401(a)(17) of the Code. Capitalized terms not expressly defined in this document shall have the meanings given to them in the applicable Retirement Plan.
     This Plan is a successor plan to the Benefit Equalization Plan of Bristol-Myers Squibb Company and Its Subsidiary or Affiliated Corporations Participating in the Bristol-Myers Squibb Company Retirement Income Plan or the Bristol-Myers Squibb Company Puerto Rico, Inc. Retirement Income Plan, as in effect on January 1, 1996 and as amended thereafter (the “Prior Plan”). This Plan shall recognize all service covered under the Retirement Income Plan or the Puerto Rico Plan. Benefits payable under the Prior Plan shall continue to be payable under the Prior Plan by Bristol-Myers Squibb Company, the sponsor of the Prior Plan (“Bristol-Myers Squibb”), and shall not be assumed by or become obligations of the Company, the sponsor of this Plan or any other Participating Employer. Each participant under this Plan shall be entitled to a benefit that will be reduced by the value of the benefit to which the participant is entitled under the Prior Plan.

II. Administration of the Plan
     The Zimmer Holdings, Inc. Benefits Committee (the “Committee”) appointed by the Board of Directors of the Company to administer the Retirement Plans shall also administer this Plan. The Committee shall have full discretionary authority to determine all questions arising in connection with the Plan, including its interpretation, may adopt procedural rules, and may employ and rely on legal counsel, actuaries, accountants and agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Committee shall be conclusive and binding on all persons.
III. Participation in the Plan
     Each member of the Retirement Income Plan or the Puerto Rico Plan who is employed by a Participating Employer (which term also includes the Company) shall be eligible to participate in this Plan whenever (a) his benefit under the applicable Retirement Plan, as from time to time in effect, would exceed the limitations on benefits and contributions imposed by Section 415 of the Code calculated from and after September 2, 1974, (b) amounts of his compensation would be excluded from his “Final Average Compensation” determined under the Retirement Plan by reason of the application of Section 401(a)(17) of the Code or (c) he participates in the Zimmer Holdings, Inc. Executive Performance Incentive Plan (the “Performance Incentive Plan”).
     Notwithstanding the foregoing, any member of the Retirement Plans hired or rehired after September 2, 2002, shall not be eligible to participate or be entitled to benefits under this Plan.
IV. Equalization Benefits Related to the Retirement Plan
     A. Each participant in this Plan or his beneficiaries shall be entitled to receive under this Plan a supplemental pension benefit equal to the excess of (l) the benefit that would have been payable to such participant or his beneficiaries under the applicable Retirement Plan determined (a) without regard for any provision therein incorporating limitations imposed by Section 415 of the Code, and (b) by deeming as “compensation” for purposes of determining Final Average Compensation under such Retirement Plan amounts that were elected to be deferred under the Zimmer Holdings, Inc. Savings and Investment Program (“Savings and Investment Program”) but that, due to Section 415 limitations, were credited, in accordance with the participant’s election, to the Benefit Equalization Plan of Zimmer Holdings, Inc. and Its Subsidiary or Affiliated Corporations Participating in the Zimmer Holdings, Inc. Savings and Investment Program (the “Savings and Investment BEP”), over (2) the actual benefit payable to such participant or his beneficiaries under the applicable Retirement Plan.
     B. Each participant whose compensation under the applicable Retirement Plan is limited by Section 401(a)(17) of the Code or who participates in the Performance Incentive Plan shall be entitled to receive an additional supplemental pension benefit under this Plan equal to the amount, if any, by which the supplemental pension benefit determined under Paragraph A of this

Article IV would be greater if the hypothetical benefit calculated under clause (1) of such paragraph were determined (a) by disregarding, in addition to Section 415 limitations, any limitations on such participant’s Final Average Compensation imposed by reason of Section 401(a)(17) of the Code, (b) by including in his “annual rate of compensation” for purposes of determining Final Average Compensation under such Retirement Plan amounts that were elected to be deferred under the Savings and Investment Program but that, due to Section 401(a)(17) limitations, were credited, in accordance with the participant’s election, to the Savings and Investment BEP and (c) by recalculating his “annual rate of compensation” for each year used in determining Final Average Compensation under such Retirement Plan, by substituting for the cash award paid under the Performance Incentive Plan during such calendar year the cash award earned by such participant under the Performance Incentive Plan for such calendar year. For purposes of clause (c) of the preceding sentence, any performance incentive award for the calendar year in which the participant retires or otherwise terminates employment shall be the same as the prior year’s earned performance incentive award.
     C. Each participant in this Plan in grade levels Z07 and above or his beneficiaries shall be entitled to receive a supplemental pension benefit equal to the excess of the benefit that would have been payable to such participant or his beneficiaries under the applicable Retirement Plan determined without limiting his total years of service to 40 years.
     D. The supplemental pension benefits payable to a participant under paragraphs A, B and C of this Article IV shall be calculated utilizing the same actuarial assumptions used to compute the participant’s Retirement Plan benefit payments or such other assumptions as may be determined by the Committee from time to time, shall be reduced by the amount of the benefit to which the participant is entitled under the Prior Plan, and shall be payable to the participant (or his beneficiary) as set forth below.
     E.
          (1) Subject to the terms of this Plan, as amended from time to time, for purposes of calculating the pension benefits of Jon E. Kramer (“Kramer”) under Paragraphs IV.A through C, Kramer will be entitled to receive a supplemental pension benefit under this Plan determined as if (a) Kramer was entitled to the Retirement Income Plan’s early retirement subsidies when he commenced his Retirement Income Plan benefits on or after age 55, and (b) Kramer was credited with an additional 7.82 years of credited service with the Company as of the December 31, 2008 (the “Trigger Date”). Kramer shall be eligible for benefits under Paragraph E(1) as of December 31 2008.
          (2) Notwithstanding any of the foregoing, Kramer shall not be eligible for any additional benefit under this Paragraph E if:

     (i) he is terminated for gross misconduct, insubordination or willful failure to perform the duties assigned by the Company’s management, as modified from time to time;
     (ii) he violates of any covenant not to compete or solicit with the Company; or
     (iii) he fails to execute a general release in a form satisfactory to the Company upon his termination.
          (3) If, after termination of Kramer’s employment, facts are disclosed or discovered that constitute cause under Paragraph E(2)(i) or (ii), then any additional benefits attributable to the provisions of this Paragraph E shall cease immediately. Further, if any benefits attributable to the provision of this Paragraph E that were paid to Kramer before such facts were discovered or disclosed, then Kramer shall repay the Company the gross sum of benefits attributable to this Paragraph E and paid to him within 15 days of written demand by the Company.
          (4) In the event Kramer does not become entitled to benefits under this Paragraph E, benefits shall be determined in accordance with the terms of the Plan as if this Paragraph E had not been effectuated.
V. Distribution
     A. For any distribution that had not commenced as of December 31, 2008, the present value of the participant’s accrued benefit, determined as of his date of Separation of Service and adjusted for interest to the payment date, shall be distributed in a single lump sum amount. The distribution shall be made on the first business day of the month following the date that is six months after the participant’s Separation of Service.
     B. Each participant’s supplemental pension benefits under this Plan shall be paid by his Participating Employer. If the participant was employed by more than one such Participating Employer, the proportion to be paid by each such Participating Employer shall be in the ratio that the participant’s Credited Service with a Participating Employer bears to the participant’s total Credited Service with all Participating Employers.
     C. Upon a participant’s death prior to receipt of all or part of the amount of his benefit, the present value of his supplemental pension benefits shall be payable to his designated beneficiary or, if none, to his estate, within 15 business days his death. Payment to one or more of such persons shall completely discharge the obligations of the Plan and the Company with respect to the amount so paid.

VI. Miscellaneous
     A. This Plan may be terminated at any time by the Board of Directors of the Company, in which event the rights of participants to their accrued supplemental pension benefits under this Plan shall become non-forfeitable. The Company or any Participating Employer may terminate this Plan with respect to its employees participating in the Retirement Plans, in which event the rights of participants to their accrued supplemental pension benefits under this Plan payable by such terminating corporation shall become non-forfeitable. If the Plan is terminated, the Board of Directors of the Company shall determine the manner of distribution at that time in compliance with Section 409A Standards, as defined below.
     B. No right to payment or any other interest under this Plan may be alienated, sold, transferred, pledged, assigned, or made subject to attachment, execution, or levy of any kind.
     C. Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of any Participating Employer. Each Participating Employer in the Plan expressly reserves the right to dismiss any employee at any time without regard to the effect that such dismissal might have upon him under the Plan.
     D. This Plan may be amended at any time by the Board of Directors of the Company or the Committee, except that no such amendment shall deprive any participant of his supplemental pension benefit accrued at the time of such amendment.
     E. Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the Participating Employers or any grantor trust established by the Company for this purpose. The Participating Employers shall not be required to segregate any contributions made by participants under this Plan. They shall become a part of the general funds of the Participating Employers. To the extent that a grantor trust is established by the Company, the Committee may from time to time reserve unto itself the right to vote any shares of equity securities held in a pension trust fund or may permit such other committee, or investment manager or managers as it may designate to exercise such responsibility.
     F. This Plan shall be construed, administered and enforced according to the substantive internal laws (and not the conflict of laws provisions) of the State of Indiana.
     G. It is also intended that this Plan comply with the applicable Section 409A Standards, and the Plan will be construed accordingly. In construing or interpreting any vague or ambiguous Plan provision, the interpretation that will prevail is the interpretation that will cause the Plan to comply with the applicable Section 409A Standards. To the extent that any terms of the Plan or an award would subject any Participant to gross income inclusion, interest, or additional tax pursuant to Code Section 409A, those terms are to that extent superseded by the applicable Section 409A Standards. For purposes herein, Section 409 Standards means the applicable requirements and standards for non-qualified deferred compensation plans established by Code Section 409A, and regulations and guidance promulgated thereunder by the Internal Revenue Service.
VII. Effective Date
     This Plan shall be restated effective as of January 1, 2009.
     Zimmer Holdings, Inc. has caused this Restated Benefit Equalization Plan of Zimmer Holdings, Inc. and its Subsidiary or Affiliated Corporations participating in the Zimmer Holdings, Inc. Retirement Income Plan or the Zimmer Puerto Rico Retirement Income Plan to be signed by its duly authorized officers this 13th day of December, 2008.

ZIMMER HOLDINGS, INC.
By:	/s/ Renee P. Rogers
Renee P. Rogers
Vice President, Global Human Resources

By:	/s/ James T. Crines
James T. Crines
Executive Vice President, Finance and Chief Financial Officer